Exhibit (j)

            Consent of Independent Registered Public Accounting Firm

We  consent  to  the  references  to  our  firm  under  the  captions "Financial
Highlights" within the Prospectus and "Shareholder Services - Statements and Reports", "General Information - Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" within the Statement of Additional Information and to the use of our reports dated January 25, 2019, relating to the financial statements of AB International Value Fund, AB Value Fund and AB Discovery Value Fund, three of the series constituting AB Trust, for the year ended November 30, 2018, which are incorporated by reference in this Post-Effective Amendment No. 35 to the Registration Statement (Form N-1A No. 333-51938) of AB Trust.

                                                        /s/ ERNST & YOUNG LLP

New York, New York
February 25, 2019